EXHIBIT (99)(a)

NEWS RELEASE

April 25, 2011
Contact:	Tony W. Wolfe
President and Chief Executive Officer

A. Joseph Lampron, Jr.
Executive Vice President and Chief Financial Officer

828-464-5620, Fax 828-465-6780

For Immediate Release

PEOPLES BANCORP ANNOUNCES FIRST QUARTER EARNINGS RESULTS

Peoples Bancorp of North Carolina, Inc. (NASDAQ: PEBK), the parent company of Peoples Bank, reported net income of $1.4 million for the three months ended March 31, 2011, resulting in $0.25 basic and diluted net earnings per share, before adjustment for preferred stock dividends and accretion, as compared to $875,000, or $0.16 basic net and diluted net earnings per share, for the same period one year ago.    After adjusting for dividends and accretion on preferred stock, net earnings available to common shareholders for the three months ended March 31, 2011, were $1.0 million or $0.18 basic and diluted net earnings per common share as compared to $527,000, or $0.10 basic net earnings per share and $0.09 diluted net earnings per common share, for the same period one year ago.  Tony W. Wolfe, President and Chief Executive Officer, stated that he was pleased to report the increase in 2011 first quarter earnings as compared to first quarter 2010.  He attributed the increase in first quarter earnings to increases in net interest income and non-interest income, which were partially offset by increases in the provision for loan losses and non-interest expense.

Net interest income was $8.5 million for the three-month period ended March 31, 2011, compared to $8.1 million for the same period one year ago.  Net interest income after the provision for loan losses decreased 3% to $5.6 million during the first quarter of 2011, compared to $5.7 million for the same period one year ago.  The provision for loan losses for the three months ended March 31, 2011, was $3.0 million as compared to $2.4 million for the same period one year ago, primarily attributable to a $2.0 million increase in net charge-offs during the first quarter 2011, compared to the first quarter 2010.   Net charge-offs during the three months ended March 31, 2011, included $1.8 million on acquisition, development and construction (“AD&C”) loans, $1.1 million on mortgage loans and $109,000 on non-real estate loans.

Non-interest income amounted to $3.6 million for the three months ended March 31, 2011, as compared to $2.6 million for the same period last year.  This increase is primarily attributable to a $1.1 million increase in gains on the sale of securities for the three months ended March 31, 2011, as compared to the same period one year ago.

Non-interest expense increased 3% to $7.4 million for the three months ended March 31, 2011, as compared to $7.2 million for the same period last year.  The increase in non-interest expense included: (1) an increase of $147,000 or 4% in salaries and benefits expense, (2) an increase of $14,000 or 1% in occupancy expense and (3) an increase of $50,000 or 2% in non-interest expenses other than salary, employee benefits and occupancy expenses.

Total assets amounted to $1.1 billion as of March 31, 2011 and March 31, 2010.  Available for sale securities increased 24% to $271.6 million as of March 31, 2011, compared to $218.6 million as of March 31, 2010.  This increase reflects the investment of additional funds received from growth in deposits and a decrease in loans.  Total loans amounted to $711.2 million as of March 31, 2011, compared to $767.4 million as of March 31, 2010.  The decrease is primarily due to the planned reduction in existing loans as the Bank continues to work through problem loans and the continuing decline in loan originations.

Non-performing assets decreased 16% to $39.5 million or 3.68% of total assets at March 31, 2011, compared to $46.9 million or 4.40% of total assets at December 31, 2010 primarily due to a $7.1 million decrease in non-accrual loans.  Non-performing assets amounted to $30.8 million or 2.86% of total assets at March 31, 2010.  Non-performing loans include $20.9 million in AD&C loans, $11.7 million in commercial and residential mortgage loans and $550,000 in other loans at March 31, 2011, as compared to $23.1 million in AD&C loans, $16.2 million in commercial and residential mortgage loans and $1.0 million in other loans as of December 31, 2010.  The allowance for loan losses at March 31, 2011, amounted to $15.4 million or 2.17% of total loans compared to $16.8 million or 2.18% of total loans at March 31, 2010.  According to Mr. Wolfe, management believes the current level of the allowance for loan losses is adequate; however, there is no assurance that additional adjustments to the allowance will not be required because of changes in economic conditions, regulatory requirements or other factors.

Deposits amounted to $839.0 million as of March 31, 2011, compared to $837.9 million at March 31, 2010.  Core deposits, which include non-interest bearing demand deposits, NOW, MMDA, savings and non-brokered certificates of deposits of denominations less than $100,000, increased $25.2 million or 4% to $610.3 million at March 31, 2011, as compared to $585.0 million at March 31, 2010.  Certificates of deposit in amounts greater than $100,000 or more totaled $224.5 million at March 31, 2011, as compared to $246.3 million at March 31, 2010.  This decrease is primarily due to a $15.1 million decrease in certificates of deposit issued through the Certificate of Deposit Account Registry Service (CDARS) as of March 31, 2011, compared to March 31, 2010.

Securities sold under agreement to repurchase amounted to $38.4 million at March 31, 2011, as compared to $38.5 million at March 31, 2010.

Shareholders’ equity was $97.2 million, or 9.07% of total assets, at March 31, 2011, as compared to $96.9 million, or 9.07% of total assets, at December 31, 2010 and $100.1 million, or 9.31% of total assets, at March 31, 2010.

Peoples Bank operates 22 offices entirely in North Carolina, with offices in Catawba, Alexander, Lincoln, Mecklenburg, Union, Iredell and Wake Counties.  The Company’s common stock is publicly traded and is quoted on the Nasdaq Global Market under the symbol “PEBK.”

Statements made in this press release, other than those concerning historical information, should be considered forward-looking statements pursuant to the safe harbor provisions of the Securities Exchange Act of 1934 and the Private Securities Litigation Act of 1995.  These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management and on the information available to management at the time that this release was prepared.  These statements can be identified by the use of words like “expect,” “anticipate,” “estimate,” and “believe,” variations of these words and other similar expressions.  Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements.  Factors that could cause actual results to differ materially include, but are not limited to, (1) competition in the markets served by Peoples Bank, (2) changes in the interest rate environment, (3) general national, regional or local economic conditions may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and the possible impairment of collectibility of loans, (4) legislative or regulatory changes, including changes in accounting standards, (5) significant changes in the federal and state legal and regulatory environment and tax laws, (6) the impact of changes in monetary and fiscal policies, laws, rules and regulations and (7) other risks and factors identified in the Company’s other filings with the Securities and Exchange Commission,  including but not limited to those described in Peoples Bancorp of North Carolina, Inc.’s annual report on Form 10-K for the year ended December 31, 2010.

CONSOLIDATED BALANCE SHEETS
March 31, 2011, December 31, 2010 and March 31, 2010
(Dollars in thousands)

	March 31, 2011	December 31, 2010	March 31, 2010
	(Unaudited)		(Unaudited)
ASSETS:
Cash and due from banks	$44,918	$22,521	$47,411
Interest bearing deposits	1,335	1,456	2,631
Cash and cash equivalents	46,253	23,977	50,042

Certificates of deposits	735	735	2,136

Investment securities available for sale	271,570	272,449	218,646
Other investments	5,976	5,761	6,346
Total securities	277,546	278,210	224,992

Mortgage loans held for sale	2,415	3,814	1,999

Loans	711,166	726,160	767,402
Less: Allowance for loan losses	(15,410)	(15,493)	(16,756)
Net loans	695,756	710,667	750,646

Premises and equipment, net	17,155	17,334	17,527
Cash surrender value of life insurance	7,599	7,539	7,346
Accrued interest receivable and other assets	24,587	25,376	20,965
Total assets	$1,072,046	$1,067,652	$1,075,653

LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits:
Non-interest bearing demand	$120,550	$114,792	$113,293
NOW, MMDA & Savings	349,077	332,511	313,475
Time, $100,000 or more	224,485	241,366	246,272
Other time	144,868	150,043	164,833
Total deposits	838,980	838,712	837,873

Demand notes payable to U.S. Treasury	843	1,600	817
Securities sold under agreement to repurchase	38,446	34,094	38,471
Short-term Federal Reserve Bank borrowings	-	-	-
FHLB borrowings	70,000	70,000	72,000
Junior subordinated debentures	20,619	20,619	20,619
Accrued interest payable and other liabilities	5,957	5,769	5,738
Total liabilities	974,845	970,794	975,518

Shareholders' equity:
Series A preferred stock, $1,000 stated value; authorized
5,000,000 shares; issued and outstanding
25,054 shares in 2010 and 2009	24,652	24,617	24,511
Common stock, no par value; authorized
20,000,000 shares; issued and
outstanding 5,542,703 shares in 2011
and 5,541,413 shares in 2010	48,289	48,281	48,269
Retained earnings	24,475	23,573	23,989
Accumulated other comprehensive income	(215)	387	3,366
Total shareholders' equity	97,201	96,858	100,135

Total liabilities and shareholders' equity	$1,072,046	$1,067,652	$1,075,653

CONSOLIDATED STATEMENTS OF INCOME
For the three months ended March 31, 2011 and 2010
(Dollars in thousands, except per share amounts)

	Three months ended
	March 31,
	2011	2010
	(Unaudited)	(Unaudited)
INTEREST INCOME:
Interest and fees on loans	$9,614	$10,091
Interest on investment securities:
U.S. Government sponsored enterprises	1,082	1,405
States and political subdivisions	805	402
Other	57	32
Total interest income	11,558	11,930

INTEREST EXPENSE:
NOW, MMDA & savings deposits	717	866
Time deposits	1,404	1,876
FHLB borrowings	744	889
Junior subordinated debentures	100	97
Other	79	97
Total interest expense	3,044	3,825

NET INTEREST INCOME	8,513	8,105
PROVISION FOR LOAN LOSSES	2,950	2,382
NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	5,564	5,723

NON-INTEREST INCOME:
Service charges	1,255	1,319
Other service charges and fees	582	602
Gain on sale of securities	1,075	22
Mortgage banking income	187	156
Insurance and brokerage commission	108	98
Miscellaneous	395	413
Total non-interest income	3,602	2,610

NON-INTEREST EXPENSES:
Salaries and employee benefits	3,667	3,520
Occupancy	1,365	1,351
Other	2,368	2,318
Total non-interest expense	7,400	7,189

EARNINGS BEFORE INCOME TAXES	1,766	1,144
INCOME TAXES	405	269

NET EARNINGS	1,361	875

Dividends and accretion on preferred stock	348	348

NET EARNINGS AVAILABLE TO
COMMON SHAREHOLDERS	$1,013	$527

PER COMMON SHARE AMOUNTS
Basic net earnings	$0.18	$0.10
Diluted net earnings	$0.18	$0.09
Cash dividends	$0.02	$0.02
Book value	$13.02	$13.55

FINANCIAL HIGHLIGHTS
For the three months ended March 31, 2011 and 2010
(Dollars in thousands)

	Three months ended
	March 31,
	2011	2010
	(Unaudited)	(Unaudited)
SELECTED AVERAGE BALANCES:
Available for sale securities	$268,218	$191,253
Loans	721,717	776,269
Earning assets	1,011,055	981,252
Assets	1,068,523	1,059,904
Deposits	967,764	820,876
Shareholders' equity	97,593	100,482

SELECTED KEY DATA:
Net interest margin (tax equivalent)	3.59%	3.47%
Return of average assets	0.52%	0.33%
Return on average shareholders' equity	5.66%	3.53%
Shareholders' equity to total assets (period end)	9.07%	9.31%

ALLOWANCE FOR LOAN LOSSES:
Balance, beginning of period	$15,493	$15,413
Provision for loan losses	2,950	2,382
Charge-offs	(3,345)	(1,132)
Recoveries	312	93
Balance, end of period	$15,410	$16,756

ASSET QUALITY:
Non-accrual loans	$32,949	$26,376
90 days past due and still accruing	185	-
Other real estate owned	6,358	4,399
Total non-performing assets	$39,492	$30,775
Non-performing assets to total assets	3.68%	2.86%
Allowance for loan losses to non-performing assets	39.02%	54.45%
Allowance for loan losses to total loans	2.17%	2.18%

LOAN RISK GRADE ANALYSIS:	Percentage of Loans
	By Risk Grade*
	3/31/2011	3/31/2010
Risk Grade 1 (excellent quality)	3.34%	3.44%
Risk Grade 2 (high quality)	17.05%	15.77%
Risk Grade 3 (good quality)	47.30%	50.09%
Risk Grade 4 (management attention)	21.86%	17.69%
Risk Grade 5 (watch)	2.89%	6.95%
Risk Grade 6 (substandard)	2.65%	2.32%
Risk Grade 7 (low substandard)	0.00%	0.04%
Risk Grade 8 (doubtful)	0.00%	0.00%
Risk Grade 9 (loss)	0.00%	0.00%

*Excludes non-accrual loans
At March 31, 2011 there were five relationships exceeding $1.0 million (which totaled $8.3 million) in the Watch risk grade, six relationships exceeding $1.0 million in the Substandard risk grade (which totaled $11.3 million) and no relationships exceeding $1.0 million in the Low Substandard risk grade. These customers continue to meet payment requirements in accordance with the terms of the promissory notes on these loans.

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